EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT

                                            State  or  Country
Name                                             of  Incorporation
----                                             -----------------

Century  Casinos  Management,  Inc.                   Delaware

Century  Casinos  -  Nevada,  Inc.                      Nevada

Century  Management  und  Beteiligungs  GmbH           Austria

Century  Casinos  Cripple  Creek,  Inc.               Colorado

Century  Casinos  Missouri,  Inc.                     Missouri

WMCK  Acquisition  Corp.                              Delaware

WMCK  Venture  Corp.                                  Delaware

Century  Casinos  Africa  (Pty)  Limited         South  Africa

Caledon Casino Bid Company (Pty) Limited         South  Africa

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